Exhibit 99.1

Volt Information Sciences Reports First Quarter Results

Volt Information Sciences, Inc. (OTC:VISI) today reported financial results for its fiscal first quarter ended February 2, 2014.  The company reported a net loss in the first quarter of 2014 of $17.1 million, or $0.82 per share, unchanged from the first quarter of 2013.  On a proforma basis the company reported a net loss in the first quarter of 2014 of $16.0 million compared to a proforma net loss in the first quarter of 2013 of $19.6 million.

“At the beginning of the quarter we reorganized our traditional staffing services business to better facilitate efficiency and profitability, and we are continuing our initiative to exit or reduce staffing business levels with customers where profitability or business terms are unfavorable.  While we are disappointed at the lower demand levels at a few of our large customers compared to last year that was the primary cause of lower staffing segment operating income, we are pleased that our initiatives resulted in higher margin ratios and traditional staffing costs that decreased largely consistent with the lower revenues” said Ron Kochman, President and Chief Executive Officer.  “We divested ProcureStaff, our VMS business, as this business no longer met our return parameters for growth and profitability.  These are steps in an ongoing process as we seek to prioritize profitability over topline growth, creating greater value for our shareholders.  We are also pleased to report that Volt’s first quarter 2014 earnings results will be filed on schedule for the first time since 2009, a significant achievement in the company’s multi-year financial restatement and remediation process.”

Operating Results

Net revenue in the first quarter of fiscal 2014 decreased $83.1 million to $437.1 million from $520.2 million in fiscal 2013, and proforma net revenue decreased $79.4 million or 15.3% to $438.3 million from $517.7 million in fiscal 2013.  The change in revenue was the result of decreased Staffing Services revenues of $82.1 million (proforma of $78.4 million) resulting primarily from fewer contingent workers on assignment at a few large customers whose current demand levels are lower than in the prior year, lower revenues resulting from our exit of certain customers as part of our continued focus on exiting or reducing business levels with customers where profitability or business terms are unfavorable, slightly lower managed services revenue, and $3.7 million higher net staffing Unrecognized Revenue (defined below).  In addition, Computer Systems revenues decreased $4.7 million from several large directory assistance implementations reaching the end of the maintenance periods over which the projects were being amortized, lower transaction volumes, and lower pricing and maintenance levels.  These decreases were partially offset by higher information technology infrastructure services revenue driven primarily by new customers and to a lesser extent from net expanded business with existing customers at billing rates that remained relatively consistent between the periods, and a $1.2 million deferral of revenue in 2013.

Operating loss in the first quarter of fiscal 2014 of $15.0 million included restatement, investigations and remediation costs of $4.7 million and restructuring costs of $1.4 million as we reduced headcount in response to lower revenue levels and the sale of our vendor management system software related assets.  Without these items we would have had an operating loss of $8.9 million and a proforma loss of $7.8 million.  Operating loss in the first quarter of fiscal 2013 of $16.8 million included restatement, investigations and remediation costs of $13.8 million, a $3.0 million indirect tax recovery related to multiple years and restructuring costs of $0.7 million as we reduced headcount in response to lower revenue levels.  Without these items we would have had operating loss of $5.3 million and a proforma operating loss of $7.8 million.  The changes in operating loss and proforma operating loss in the first quarter of fiscal 2014 from 2013 were due to the above reasons and a $4.2 million impact from lower Staffing Services revenue.

Condensed Consolidated Results of Operations by Segment
Unaudited (in Thousands)

Results of Operations by Segment (Fiscal First Quarter 2014 vs. First Quarter 2013)

	Three months ended February 2, 2014				Three months ended January 27, 2013
	Total	Staffing Services	Computer Systems	Other	Total	Staffing Services	Computer Systems	Other
Revenue
Staffing service revenue	$392,269	$392,269	$-	$-	$474,362	$474,362	$-	$-
Other revenue	44,879	-	15,520	29,359	45,843	-	20,226	25,617
Net revenue	437,148	392,269	15,520	29,359	520,205	474,362	20,226	25,617
Expenses
Direct cost of staffing services revenue	341,460	341,460	-	-	411,993	411,993	-	-
Cost of other revenue	37,278	-	13,145	24,133	39,753	-	17,815	21,938
Selling, administrative and other operating costs	64,150	54,266	5,277	4,607	68,047	57,943	5,529	4,575
Amortization of purchased intangible assets	319	25	215	79	345	12	214	119
Restructuring costs	1,361	657	704	-	740	285	455	-
Segment operating income (loss)	(7,420)	(4,139)	(3,821)	540	(673)	4,129	(3,787)	(1,015)
Corporate general and administrative	2,958				2,290
Restatement, investigations and remediation	4,668				13,820
Operating loss	(15,046)				(16,783)
Other income (expense), net	(979)				269
Income tax provision	1,049				576
Net loss	$(17,074)				$(17,090)

NON-GAAP
PROFORMA TABLE

	Three months ended February 2, 2014				Three months ended January 27, 2013
	Total	Staffing Services	Computer Systems	Other	Total	Staffing Services	Computer Systems	Other
Net revenue	$437,148	$392,269	$15,520	$29,359	$520,205	$474,362	$20,226	$25,617
Recognition of previously unrecognized revenue	(5,048)	(5,048)	-	-	(9,113)	(9,113)	-	-
Additions to unrecognized revenue	6,160	6,160	-	-	6,571	6,571	-	-
Net non-GAAP proforma adjustment	1,112	1,112	-	-	(2,542)	(2,542)	-	-
Non-GAAP proforma net revenue	438,260	393,381	15,520	29,359	517,663	471,820	20,226	25,617
Expenses
Direct cost of staffing services revenue	341,460	341,460	-	-	411,993	411,993	-	-
Cost of other revenue	37,278	-	13,145	24,133	39,753	-	17,815	21,938
Selling, administrative and other operating costs	64,150	54,266	5,277	4,607	68,047	57,943	5,529	4,575
Amortization of purchased intangible assets	319	25	215	79	345	12	214	119
Restructuring costs	1,361	657	704	-	740	285	455	-
Non-GAAP proforma segment operating income (loss)	(6,308)	(3,027)	(3,821)	540	(3,215)	1,587	(3,787)	(1,015)
Non-GAAP proforma operating loss	(13,934)				(19,325)
Non-GAAP proforma net loss	$(15,962)				$(19,632)

Non-GAAP Proforma Measures – Unrecognized Revenue – Volt sometimes provides services despite a customer arrangement not yet being finalized, or continues to provide services under an expired arrangement while a renewal arrangement is being finalized.  Generally Accepted Accounting Principles (“GAAP”) usually requires that services revenue be deferred until arrangements are finalized or in some cases until cash is received, which causes some periods to include the expense of providing services although the related revenue is not recognized until a subsequent period (“Unrecognized Revenue”).  The discussion herein refers to financial data determined both using GAAP as well as on a non-GAAP proforma basis.  The non-GAAP proforma basis includes adjustments for Unrecognized Revenue so that revenue is shown in the same period as the related services are provided.  This non-GAAP financial information is used by management and provided herein primarily to provide a more complete understanding of the company’s business results and trends.  In addition, the company believes that lenders, analysts and others in the investment community use this non-GAAP financial information to assess the company’s historical results, and that failure to report this non-GAAP measure could result in a potentially misplaced perception that the company’s results have either met, exceeded or underperformed expectations.  This non-GAAP information should not be considered an alternative for, or in isolation from, the financial information prepared and presented in accordance with GAAP.  In addition, this measure may not be comparable to similarly titled measures used by other companies.

First Quarter Results By Segment
Staffing Services

The company’s Staffing Services segment net revenue in the first quarter of fiscal 2014 decreased $82.1 million to $392.3 million from $474.4 million in fiscal 2013, and proforma net revenue decreased by $78.4 million, or 16.6%, to $393.4 million from $471.8 million in fiscal 2013.  This decrease is primarily due to fewer contingent workers on assignment at a few large customers whose current demand levels are lower than in the prior year, lower revenues resulting from our exit of certain customers as part of our continued focus on exiting or reducing business levels with customers where profitability or business terms are unfavorable, slightly lower managed services revenue, and $3.7 million higher net staffing Unrecognized Revenue.

Direct cost of Staffing Services revenue in the first quarter of fiscal 2014 decreased $70.5 million, or 17.1%, to $341.5 million from $412.0 million in fiscal 2013.  This decrease was primarily the result of fewer contingent staff on assignment, although at higher proforma margins, and lower managed service program costs consistent with the related decrease in revenues.  Direct margin of Staffing Services revenue as a percent of staffing revenue and proforma staffing revenue in 2014 was 13.0% and 13.2% from 13.1% and 12.7% in 2013, respectively.  The direct margin and proforma direct margin increased by 0.5% primarily due to higher traditional staffing margins.  This increase was offset by a 0.6% decrease in the GAAP direct margin due to higher net staffing Unrecognized Revenue in the first quarter of fiscal 2014 from 2013.

Staffing Services segment operating results in the first quarter of 2014 decreased by $8.2 million to a loss of $4.1 million from income of $4.1 million in fiscal 2013, and proforma operating results decreased $4.6 million to a loss of $3.0 million from income of $1.6 million in fiscal 2013.  The decrease in operating results is primarily due to lower direct margins of $7.9 million and 2013 including a $3.0 million indirect tax recovery, partially offset by a decrease in selling administrative and other operating costs of $6.6 million in response to the decline in staffing revenues and the reorganization of our North American staffing operations.

Computer Systems

The company’s Computer Systems segment net revenue in the first quarter of fiscal 2014 decreased $4.7 million, or 23.3%, to $15.5 million from $20.2 million in fiscal 2013.  This decrease was primarily the result of several large directory assistance implementations reaching the end of the maintenance periods over which the projects were being amortized, lower transaction volumes, and lower pricing and maintenance levels.

Computer Systems segment operating loss in the first quarter of fiscal 2014 and 2013 remained consistent at $3.8 million primarily from the impact of the segment’s restructuring activities and lower revenues offset by lower costs, offset by our continued investment in developing our directory assistance software platform into full-featured call center software and our related sales efforts.

Other

The company’s Other reportable segment net revenue in the first quarter of fiscal 2014 increased $3.8 million, or 14.6%, to $29.4 million from $25.6 million in fiscal 2013.  The increase is primarily due to higher information technology infrastructure services revenue driven primarily by new customers and to a lesser extent from net expanded business with existing customers, at billing rates that remained relatively consistent between the periods, and a $1.2 million deferral of revenue in the first quarter of 2013.

Other reportable segment operating results in the first quarter of fiscal 2014 increased $1.5 million to income of $0.5 million from a loss of $1.0 million in fiscal 2013, primarily due to a $1.2 million deferral of revenue in 2013 and higher revenue and margins in 2014.

Liquidity

During the first quarter of fiscal 2014, the company disbursed $1.6 million in connection with the restatement, investigations and remediation costs and provided cash from all other operating activities of $24.3 million.  The company received $3.0 million from the sale of software related assets, used $1.5 million for capital expenditures and received $0.4 million for the sale of investments net of purchases.  Borrowing under the accounts receivable securitization program and other short-term borrowings decreased by $22.3 million.

Condensed Consolidated Statements of Cash Flows
Unaudited (in Thousands)

	Three months ended
	February 2, 2014	January 27, 2013
Cash and cash equivalents, beginning of the period	$11,114	$26,483

Cash used in connection with restatement, investigations and remediation costs	(1,598)	(15,183)
Cash provided by all other operating activities	24,301	26,969
Net cash provided by operating activities	22,703	11,786

Net cash provided by (used in) investing activities	1,889	(2,159)

Net cash restricted as collateral for borrowings	(16)	(24)
Net cash used in all other financing	(22,516)	(10,144)
Net cash used in financing activities	(22,532)	(10,168)

Effect of exchange rate changes on cash and cash equivalents	178	(438)

Net increase (decrease) in cash and cash equivalents	2,238	(979)

Cash and cash equivalents, end of the period	$13,352	$25,504

Cash paid during the period:
Interest	$953	$708
Income taxes	$1,213	$8,253

On February 2, 2014, the company had cash and cash equivalents of $13.4 million and an additional $31.8 million of cash restricted as collateral for foreign currency credit lines and banking facilities.  The company also had approximately $20.4 million available from its short-term financing program.  Excluding $9.6 million of long-term debt, the company’s consolidated borrowings were $145.0 million at February 2, 2014, which included $22.2 million of foreign currency borrowings used primarily to hedge net investments in foreign subsidiaries that are fully collateralized by restricted cash, and $120.0 million drawn under the $200.0 million short-term financing program.

Condensed Consolidated Balance Sheets
Unaudited (in Thousands, except share amounts)

	February 2, 2014	November 3, 2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$13,352	$11,114
Restricted cash and short-term investments	51,807	53,500
Trade accounts receivable, net of allowances of $1,647 and $1,811, respectively	252,027	293,305
Recoverable income taxes	16,252	17,150
Prepaid insurance and other current assets	31,270	35,345
TOTAL CURRENT ASSETS	364,708	410,414
Prepaid insurance and other assets, excluding current portion	51,423	52,574
Property, equipment and software, net	32,649	37,324
TOTAL ASSETS	$448,780	$500,312

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accrued compensation	$46,815	$53,474
Accounts payable	48,729	57,165
Accrued taxes other than income taxes	23,558	19,520
Accrued insurance and other	43,423	44,133
Deferred revenue, net, current portion	12,673	13,335
Short-term borrowings, including current portion of long-term debt	145,899	168,114
TOTAL CURRENT LIABILITIES	321,097	355,741
Accrued insurance and other, excluding current portion	13,834	14,705
Deferred revenue, net, excluding current portion	3,151	2,839
Income taxes payable, excluding current portion	8,756	8,659
Long-term debt, excluding current portion	7,906	8,127
TOTAL LIABILITIES	354,744	390,071

Commitments and contingencies
STOCKHOLDERS’ EQUITY:
Preferred stock, par value $1.00; Authorized - 500,000 shares; Issued – none	-	-
Common stock, par value $0.10; Authorized - 120,000,000 shares; Issued - 23,536,769; Outstanding - 20,849,462;	2,354	2,354
Paid-in capital	72,174	72,003
Retained earnings	66,196	83,007
Accumulated other comprehensive loss	(4,808)	(5,243)
Treasury stock, at cost; 2,687,307 shares	(41,880)	(41,880)
TOTAL STOCKHOLDERS’ EQUITY	94,036	110,241
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$448,780	$500,312

About Volt Information Sciences, Inc.

Volt Information Sciences, Inc. is an international provider of staffing services (traditional time and materials based as well as project based), contact center computer systems, information technology and telecommunications infrastructure services, and telephone directory publishing and printing in Uruguay.  Our staffing services include a suite of workforce solutions that include providing contingent personnel, personnel recruitment services, and managed staffing services programs supporting primarily professional administration, technical, information technology and engineering positions.  Our contact center computer systems provide the functionality for telecommunications company directory assistance services and for corporate and government call centers, operator services, and database management.  Our information technology infrastructure services provide a single-source alternative to original equipment manufacturer and other independent IT service providers for server, storage, network and desktop IT hardware maintenance, data center and network monitoring and operations, and designing, deploying and supporting corporate technology upgrade and refresh programs, as well as design, engineering, construction, installation and maintenance of voice, data, video and utility infrastructure.  Visit www.volt.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to a number of known and unknown risks, including, among others, general economic, competitive and other business conditions, the degree and timing of customer utilization and rate of renewals of contracts with the company, and the degree of success of business improvement initiatives that could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements.  Information concerning these and other factors that could cause actual results to differ materially from those in the forward-looking statements are contained in company reports filed with the Securities and Exchange Commission.  Copies of the company’s latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission, are available without charge upon request to Volt Information Sciences, Inc., 1065 Avenue of the Americas, New York, New York 10018, Attention: Shareholder Relations, 212-704-7921.  These and other SEC filings by the company are also available to the public over the Internet at the SEC’s website at http://www.sec.gov and at the company’s website at http://www.volt.com in the Investor & Governance section.

CONTACT: Volt Information Sciences, Inc.
James Whitney, 212-704-7921
voltinvest@volt.com
SOURCE: Volt Information Sciences, Inc.
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